Exhibit 99.2

FOR IMMEDIATE RELEASE

SmartFinancial, Inc. Completes $40 Million Subordinated Debt Offering

KNOXVILLE, Tenn., October 1, 2018 – SmartFinancial, Inc., Knoxville, Tennessee (the “Company) (Nasdaq: SMBK), parent company of SmartBank (the “Bank”) today announced the completion of an offering of $40 million in aggregate principal amount of fixed-to-floating rate subordinated notes due 2028 (the “Notes”) to certain institutional accredited investors. The Company intends to use the net proceeds of the offering to repay the outstanding balance on the Company’s existing revolving line of credit, to pay the cash consideration payable to holders of Foothills Bancorp, Inc. common stock and holders of options to purchase Foothills Bancorp, Inc. common stock in connection with the Company’s pending acquisition of Foothills Bancorp, Inc., and for other general corporate purposes, including improving the Company’s and the Bank’s liquidity position.

The Notes will initially bear interest at a rate of 5.625% per annum from and including September 28, 2018, to but excluding October 2, 2023, with interest during this period payable semi-annually in arrears. From and including October 2, 2023, to but excluding the maturity date or early redemption date, the interest rate will reset quarterly to an annual floating rate equal to three-month LIBOR, or an alternative rate determined in accordance with the terms of the Notes if three-month LIBOR cannot be determined, plus 255 basis points, with interest during this period payable quarterly in arrears. The Notes are redeemable by the Company, in whole or in part, on or after October 2, 2023, and at any time, in whole but not in part, upon the occurrence of certain events. The Notes have been structured to qualify initially as Tier 2 capital for the Company for regulatory capital purposes.

In anticipation of the subordinated debt offering, the Company recently obtained ratings from Kroll Bond Rating Agency (“KBRA”), a nationally recognized statistical rating organization registered with the Securities and Exchange Commission (the “SEC”). KBRA assigned the Notes an investment grade rating of BBB-.

“We are very pleased with the execution of this subordinated debt offering” said Billy Carroll, SmartFinancial’s President and CEO. “Moreover, we are pleased with KBRA’s rating, which we believe is indicative of our strong asset quality, experienced management team, and overall business strategy. Our Company has seen tremendous growth and success since its inception, and we believe that we are positioned well to pursue future growth having completed this offering.”

Keefe, Bruyette & Woods, Inc. served as exclusive placement agent for the offering. Butler Snow LLP served as legal counsel to the Company, and Bass, Berry & Sims PLC served as legal counsel to the placement agent.

The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy, and security, nor shall there by any sale in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About SmartFinancial, Inc.

SmartFinancial, Inc., based in Knoxville, Tennessee, is the bank holding company for SmartBank. SmartBank is a full-service commercial bank founded in 2007, with 25 branches across Tennessee, Alabama, and the Florida Panhandle.

Recruiting the best people, delivering exceptional client service, strategic branching and acquisitions and a disciplined approach to lending have contributed to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

Forward-Looking Statements

Certain of the statements made in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements, including statements regarding the intent, belief, or current expectations of the Company’s management regarding the Company’s strategic direction, prospects, or future results or the benefits of the Company’s recently completed or pending acquisitions, are subject to numerous risks and uncertainties. Such factors include, among others, the risk that the Company’s pending acquisition of Foothills Bancorp, Inc. will not be consummated within the time periods and on the terms currently proposed or at all; the risk that expected cost savings and revenue synergies from the Company’s recently completed or pending acquisitions may not be realized or may take longer than anticipated to be realized; the risk that the acquisitions may be more expensive to complete than anticipated, including as a result of unexpected factors or events; disruption from the acquisitions with customers, suppliers, or employee or other business relationships; the risks associated with the integration of acquired companies’ businesses; the amount of costs, fees, expenses, and charges related to the Company’s completed and pending acquisitions; changes in management’s plans for the future; prevailing economic and political conditions, particularly in the Company’s market areas; credit risk associated with the Company’s lending activities; changes in interest rates, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in applicable laws, rules, or regulations; the dilution caused by the Company’s issuance of additional shares of its common stock as consideration for any pending acquisitions; and other competitive, economic, political, and market factors affecting the Company’s business, operations, pricing, products, and services. Certain additional factors which could affect the forward-looking statements can be found in the Company’s report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, in each case filed with or furnished to the SEC and available on the SEC’s website at http://www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events, or otherwise.

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Investor Contacts

William Y. (“Billy”) Carroll, Jr.
President and Chief Executive Officer
SmartFinancial, Inc.
Email: billy.carroll@smartbank.com
Phone: 865.868.0613

Ron Gorczynski
Executive Vice President
Chief Administrative Officer
SmartFinancial, Inc.
Email: ron.gorczynski@smartbank.com
Phone: 865.437.5724

Media Contact

Kelley Fowler
Senior Vice President
Public Relations/Marketing
SmartFinancial, Inc.
Email: kelley.fowler@smartbank.com
Phone: 865.868.0611